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Walmart Releases 2017 Annual Report, Proxy Statement, Global Responsibility Report and Global Ethics and Compliance Program Update

BENTONVILLE, Ark., April 20, 2017 — Wal-Mart Stores, Inc. (NYSE: WMT) today issued its 2017 Annual Report, Global Responsibility Report, an update on its Global Ethics and Compliance Program and filed its Proxy Statement in preparation for the company’s upcoming Annual Shareholders’ Meeting on Friday, June 2, 2017.

“We are a company of the future. We’re operating from a strong foundation built by those before us and taking action aimed at strengthening our business this year and beyond,” Walmart President and Chief Executive Officer Doug McMillon said in his letter to shareholders, associates and customers. “We’ll continue to strengthen our stores around the world, we’ll continue to build our e-commerce and digital capabilities and we’ll put them together in a way that saves customers time and money.”

Annual Report Highlights

The 2017 Annual Report, Moving with Speed, provides shareholders with highlights of Walmart’s achievements in the last fiscal year and key company-wide initiatives for the upcoming year. The full report is available here.

In the report, McMillon highlights how the company is continuing to write its own history of innovation by harnessing the power of technology and its investments in associates to create new ways of serving customers and providing associates with more opportunities to grow their careers. The company plans to focus on four key objectives in the coming year - make every day easier for busy families, change the way Walmart works, deliver results and operate with discipline and be the most trusted retailer - to take advantage of opportunities resulting from the fundamental transformation of the retail industry within the economy and the communities Walmart serves.

Also in the report is an update on governance and shareholder engagement from Chairman of the Board of Directors, Greg Penner. In his letter to shareholders, Penner states, “The transformation of Walmart is gaining momentum, and the Board of Directors is confident that we have the right strategy to position the business for sustainable growth and shareholder returns in this new era of retail. Today’s customer has more time pressures than ever, and our focus on making life easier for busy families is critical. Walmart is uniquely positioned to deliver on that goal.”

2017 Annual Shareholders’ Meeting and Proxy Statement

The company began distributing its Proxy Statement today with details of its Annual Shareholders’ Meeting, to be held on Friday, June 2, 2017, at 8 a.m. (CDT) in Bud Walton Arena on the University of Arkansas campus in Fayetteville, Ark. Shareholders of record as of the close of business on April 7, 2017, the record date for the meeting, are entitled to vote at this year’s meeting.

This year’s Proxy materials seek Shareholders’ vote on 11 director nominees, three company proposals and three shareholder proposals. Linda Wolf and Pam Craig are retiring from the Board and will not stand for re-election. As Walmart maintains its commitment to an independent board, it announced Carla Harris, vice chair of the Wealth Management business segment of Morgan Stanley, as a new independent nominee.

“Linda and Pam have provided insightful leadership and demonstrated a deep commitment to the Board and shareholders that will be missed,” Penner said. “Linda’s brand management and international business expertise have benefited Walmart tremendously while Pam’s global perspectives, finance and technology experience have proven instrumental as we reposition the business for sustainable growth through stores, mobile and e-commerce. They both have also been strong advocates and leaders for Walmart’s Womens’ Empowerment and Diversity and Inclusion programs. With their retirements, we look forward to the deep experience in capital markets and global finance that Carla is prepared to provide to the Board.”

Wolf, who served as chair of the Compensation and Management Development Committee and was a member of the Technology and eCommerce Committee and the Nominating and Governance Committee, is rotating off of the Board after 12 years of service in accordance with Walmart’s corporate governance guidelines.

Craig joined the Board in 2013 and served on the Technology and eCommerce Committee and the Audit Committee. She and Walmart mutually agreed that she will not stand for re-election due to the technical meaning of “independent” under the NYSE’s rules. As part of its annual review, the Board recently determined that Craig is no longer independent based on the 2016 promotion of her brother-in-law to executive officer of a Walmart supplier. Payments by Walmart to the supplier account for more than two percent of the supplier’s annual revenues If not for this technical issue, the Board otherwise considers Craig independent due to the fact that her brother-in-law is responsible for a region with the supplier that does a minimal amount of business with Walmart. Neither have a direct nor indirect material interest in the relationship between Walmart and the supplier.

Harris’ experience during her 30-year career with Morgan Stanley has included investment banking, equity capital markets, equity private placements, and initial public offerings in a number of industries such as technology, media, retail, telecommunications, transportation, healthcare and biotechnology. In 2013, she was also appointed by President Obama to serve as Chair of the National Women’s Business Council.

The 2017 Proxy Statement can be read online. Shareholders unable to attend the 2017 Annual Shareholders’ Meeting in person may view a live webcast at http://www.stock.walmart.com.

Global Responsibility Report

Walmart’s 2017 Global Responsibility Report, the company’s tenth, outlines the company’s major milestones in fiscal year 2017 tied to environmental, social and governance (ESG) initiatives, specifically highlighting the company’s progress within those areas. The report also outlines Walmart’s shared value priorities and aspirations for 2025 to continue to advance global responsibility in the key areas of opportunity, sustainability and community. The report is available digitally and can be viewed online.

Global Ethics and Compliance Update

Five years ago, the company began a multi-year process to reorganize, unify and professionalize its ethics and compliance program. The company’s fourth report on ethics and compliance looks back at the program’s growth over the past five years into a leading, world-class organization, and efforts to continue to prioritize and enhance ethics and compliance training, anti-corruption policies and procedures and digitization of compliance processes and systems. The detailed report is available here.

About Walmart

Wal-Mart Stores, Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 260 million customers and members visit our 11,695 stores under 59 banners in 28 countries and e-commerce websites in 11 countries. With fiscal year 2017 revenue of $485.9 billion, Walmart employs approximately 2.3 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

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